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                                                                    EXHIBIT 10.4


                   GENERAL CO-OPERATION DEVELOPMENT AGREEMENT




                  THIS GENERAL CO-OPERATION AND DEVELOPMENT AGREEMENT (this "Agreement") is made and entered into this 8th day of November 2000, by and between Microcell Labs Inc. ("MICROCELL"), a Canadian corporation with offices at 1250 Rene-Levesque Blvd. West, Suite 400, Montreal, Quebec, Canada, and 3044016 Nova Scotia Company ("NSCO") a provider of wireless Internet applications and services with registered offices in Halifax, Nova Scotia, Canada:


                                   WITNESSETH:


                  WHEREAS MICROCELL desires to engage NSCO to perform software development and consulting projects of different kinds, from time to time, pursuant to one or more Specific Agreements, and NSCO is interested in accepting such engagements, the whole subject to the Parties' further agreement on the scope and terms of each such Specific Agreement;


                  WHEREAS NSCO desires to perform such software development and consulting services by operating and maintaining an office in Montreal, Canada;


                  WHEREAS NSCO will grant to MICROCELL a license to use the products to be developed under this Agreement within the frame and by the terms of this Agreement; and


                  WHEREAS MICROCELL and NSCO mutually desire to set forth in this Agreement certain terms applicable to all such engagements;


                  NOW, THEREFORE, MICROCELL and NSCO, intending to be legally bound, hereby agree as follows:

1        GENERAL

1.1 SUBJECT AND PURPOSE OF THIS AGREEMENT. This Agreement sets forth the terms and conditions applicable to software development and consulting projects to be requested by MICROCELL and to be performed by NSCO pursuant to one or more Specific Agreements, governed by the general terms of this Agreement.

1.2 DEFINITIONS. For the purpose of this Agreement and any Specific Agreement, capitalized terms shall have the following meaning:

1.2.1 "Affiliate" shall mean any corporation, partnership or other entity that is in or under the direct or indirect control of, or under common control with, the referenced party, and for such purpose "control" shall exist whenever there is an ownership, profits, voting or similar interest representing at least 50% of the total interests of the pertinent entity then outstanding. For the purpose of this definition, the term "Affiliate" shall include Inukshuk Internet Inc., as long as Microcell Telecommunications Inc., directly or indirectly owns shares representing 50% or more of voting rights of such Company.

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1.2.2    "Agreement" shall mean this General Co-operation and Development
         Agreement.

1.2.3 "Confidential Information" shall mean information exchanged between the Parties in accordance with Section 9 hereof, including any information relating to a Work Product. For purposes of this Agreement, Confidential Information shall not include, and the obligations provided hereunder shall not apply to, information that: (a) is now or subsequently becomes generally available to the public through no fault of the recipient; (b) recipient can demonstrate was rightfully in its possession prior to disclosure by the other Party; (c) is independently developed by the recipient without the use of any Confidential Information provided by the other Party; (d) recipient rightfully obtained or obtains from a third party who has the right, without obligation to the other Party, to transfer or disclose such information; (e) is released or approved for release by the other Party without restriction; or (f) is inherently disclosed in the use, lease, sale, or other distribution of any present or future product or service produced by, for or under authorization of either Party or in publicly available supporting documentation for any such product or service.

1.2.4 "Days" (whether or not capitalized) shall mean calendar days unless otherwise specified, provided that if a deadline falls on a Saturday, Sunday or holiday, it shall be extended until the following regular business day.

1.2.5 "Intellectual Property Rights" shall mean any rights under patent, semiconductor chip protection, copyright, trade secret, trademark or similar laws throughout the world.

1.2.6 "Minimum Quarterly Charge" as the meaning set forth in Section 7.2 of this Agreement.

1.2.7 "Parties" shall mean the Parties of this Agreement and "Party" shall mean any one of them.

1.2.8 "Software" shall mean software that NSCO will develop or create pursuant to a Specific Agreement or software that MICROCELL develops and that NSCO integrates into its product offering pursuant to a request of Microcell.

1.2.9    "Specific Agreement" as the meaning set forth in Section 3.

1.2.10 "Tooling and Test Equipment" ("T/TE") shall mean the hardware and/or software, listed under this description in any Specific Agreement, that is required to be specially created or obtained in the manufacture, assembly or testing in the performance of such Specific Agreement.

1.2.11 "Work Product" shall mean the deliverable items (services, Software, materials, products, etc.), including iPulse version 1.5, that NSCO provides or creates as described more specifically in each applicable Specific Agreement.

2        GENERAL COOPERATION AND TERMS

2.1 GENERAL. This Agreement sets forth the general terms and conditions that will be applicable to the future co-operation of the Parties.

2.2 RESEARCH AND DEVELOPMENT CREDITS. NSCO agrees to assist MICROCELL to any reasonable extent in order for MICROCELL to be able to prepare its annual audited report with respect to being able to claim its yearly contribution for research and development efforts to Canadian authorities (i.e. Revenue Canada and Industry Canada). NSCO intends to claim all possible tax credits under the laws of the Province of Quebec and Can-

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                  ada resulting from expenses related to research and
                  development. In the event NSCO cannot or elects not to claim such tax credits, NSCO agrees that such tax advantages will be claimed by MICROCELL and to co-operate with MICROCELL for such claims.

3        SPECIFIC AGREEMENTS

3.1 SCOPE AND USE. Parties will enter into one or more specific agreement(s) between them for the purpose of defining or describing one or more Work Product(s) to be delivered by NSCO to MICROCELL ("Specific Agreement(s)") during the term of this Agreement. Each Specific Agreement shall identify the services, functions, equipment, facilities and other resources to be provided by each Party in order for the tasks specified in such Specific Agreement to be performed.

3.2 FORMAT AND TERMS. Except as otherwise specifically agreed by the Parties, each Specific Agreement will conform to substantially the format provided as an Exhibit A to this Agreement. Each Specific Agreement shall be entitled "Specific Agreement No. [__] under General Co-operation and Development Agreement, dated DDMMYY." Each Specific Agreement shall include a provision for the dated signatures of authorized representatives of both Parties. In case of discrepancy between this Agreement and a Specific Agreement, the terms of the latter shall prevail. Principal terms of the Specific Agreement generally will include:

            o A detailed description of the work to be done and technical specifications of the expected Work Product.

            o   Project Team Members of each Party

            o   Term, Warranties, Maintenance, Support and Services

            o   Intellectual Property Indemnity

            o Services, equipment and facilities (if any) to be provided by NSCO

            o Services, equipment and facilities (if any) to be provided by MICROCELL

            o Third-party services, equipment and facilities (if any) required to be obtained, which will be MICROCELL's responsibility unless otherwise indicated

            o   Target time schedules and delivery dates

            o   Completion criteria, quality testing standards and reports

            o   Acceptance tests

            o   Price for the services and terms of payment

            o   Any other relevant provisions

3.3 COMMITMENT TO ENTER INTO SPECIFIC AGREEMENT(S). MICROCELL agrees that NSCO shall be its preferred development resource in the general field of wireless Internet messanging and presence management applications, during the term of this Agreement, and if the terms, conditions and delivery dates imposed by NSCO are reasonable in the circumstances and in accordance with the terms of this Agreement. MICROCELL agrees to

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         engage NSCO in consulting and development projects in the area of wireless Internet messanging and presence management technologies pursuant to one (1) or more Specific Agreements governed by the terms of this Agreement. MICROCELL will act in good faith to provide NSCO with business and technical information sufficient for NSCO to contract for each such opportunity, when and as it arises. If such project is provided by MICROCELL and undertaken by NSCO and is within NSCO's interest and means, MICROCELL and NSCO shall diligently and in good faith negotiate applicable terms, conditions, work schedules, and deliverables. NSCO agrees that Affiliates of MICROCELL may be a Party to any of the Specific Agreements.

3.4 TYPES OF WORK. It is expected that the projects that NSCO may undertake pursuant to one (1) or more Specific Agreements will initially relate to development of wireless Internet software applications and/or consulting services in the area of wireless Internet technologies. Other possible projects could include, if mutually agreeable, hosting services; joint marketing and sales; joint distribution of software applications outside MICROCELL's distribution channels; maintenance and support; customization; installation and integration services.

3.5 ADOPTION OF SPECIFIC AGREEMENTS; CHANGES. Specific Agreements, changes to Specific Agreements, and amendments to this Agreement shall be effective only if in a writing accompanied by dated signatures of authorized representatives of both Parties.

3.6 BRANDING OF WORK PRODUCTS. NSCO agrees that MICROCELL or its Affiliates will have the right to commercialize any Work Product under its own brand name, trademark or service mark. MICROCELL will however indicate in the Work Product used by its customers that NSCO is the owner of the Intellectual Property Rights. Such indication will be clearly made visible on the product interface, as would appear to the end-user customer, such as in a "splash screen", "about box" or in a similar manner.

4        PERFORMANCE

4.1 REASONABLE EFFORTS. The Parties agree to use commercially reasonable efforts to perform the tasks assigned and to complete the Work Product specified in each applicable Specific Agreement. All services and Work Product shall be rendered by NSCO in a workmanlike manner by personnel having a level of skill commensurate with their responsibilities.

4.2 DELIVERY AND ACCEPTANCE. NSCO shall deliver each Work Product, upon completion, to MICROCELL's technical coordinator for its testing and acceptance. NSCO shall memorialize such delivery in a delivery confirmation, which sets forth the nature and condition of the Work Product, the medium of delivery, and the date of its delivery. MICROCELL's principal contact with respect to technical matters ("Technical Contact") shall countersign such delivery confirmation so as to indicate its receipt of the contents described therein. Unless a different procedure for testing and acceptance is set forth in a Specific Agreement, MICROCELL's Technical Contact shall commence acceptance testing following its receipt of the Work Product. Upon completion of such testing, MICROCELL shall issue to NSCO's Technical Contact notice of acceptance or rejection of the Work Product. In the event of rejection, MICROCELL shall give its reasons for rejection to NSCO's Technical Contact in reasonable detail. NSCO shall use all reasonable effort to correct any deficiencies or non-conformities and resubmit the rejected items as promptly as possible. Unless otherwise stated in a Specific Agreement, each Work Product will be deemed to be accepted by MICROCELL in the event it fails to issue any notice, whether for acceptance or rejection, within thirty 30 days from the date of delivery of Work Product.

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                                                                           5(17)


4.3 TARGET DATES. Scheduled performance dates are estimates only. Both Parties recognize such dates are dependent on development, resource availability, funding, assistance, and other factors that may cause dates to shift or interfere with completion. Each Specific Agreement could however set forth certain penalties for late deliveries of a Work Product.

4.4 THIRD-PARTY RESOURCES. References to Work Product or the assignment to NSCO of responsibility for particular services relating to Work Product shall not be construed to make NSCO responsible for securing any related Intellectual Property Rights that may be owned or retained by third parties, unless the applicable Specific Agreement expressly makes NSCO responsible for securing those Intellectual Property Rights. A statement or reference in a Specific Agreement that NSCO is responsible for obtaining third-party resources, including services, equipment, facilities, or Intellectual Property Rights, is subject to the availability of those resources.

4.5 RESOURCES PROVIDED. A Specific Agreement may state that NSCO or MICROCELL is responsible for obtaining certain resources. Examples of resources that may be provided by either Party for use in work done under a Specific Agreement:

            o Services, including development services, engineering services, training, manufacturing services, or administrative support

            o   Software

            o Programming and documentation previously in existence, where the Intellectual Property Rights are owned by one of the Parties

            o Programming and documentation previously in existence, where the Intellectual Property Rights are owned by third parties and limited rights to such Software have been obtained by one of the Parties under license

            o Equipment. Unless otherwise agreed, any equipment provided by either Party to the other Party is loaned for use in performing the tasks specified in applicable Specific Agreements and, upon completion of those tasks, shall be returned in the same condition as received, fair wear and tear excepted. Any charges applicable for the loan of such equipment shall be set forth in the Specific Agreement.

            o   Tooling and Test Equipment.

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4.6      COMPLETION UPON DEFAULT. If NSCO is in material breach of a particular
         Specific Agreement to develop a Software, NSCO shall, within 10 days from the receipt of notice from MICROCELL detailing the nature of the breach, repair such faults at no additional cost. In the event that such breach continues for a period of ninety (90) days from the end of said 10-day period, or in the event of repetitive material breaches in one or more Specific Agreements, MICROCELL shall have the right to take delivery of the work-in-process and to complete the Software at its own expense. Provided that MICROCELL elects to take delivery of the Software, MICROCELL shall be obligated to pay NSCO for all work performed up to the date of delivery of the work-in-process to MICROCELL, plus any work performed by NSCO at the request of MICROCELL in connection with the support of MICROCELL's completion of the Software and any integration of the Software for the benefit of MICROCELL. The Intellectual Property Rights with respect to such Software shall pass to MICROCELL. In the event MICROCELL exercises its right to complete the Software as herein described, NSCO shall have the option to repay all fees paid by MICROCELL relating to the Software in question and retain full title, right and ownership to the Software.

5        CONTRACT ADMINISTRATION

5.1 PRINCIPAL CONTACTS. The Parties will designate and maintain principal contacts for purposes of all work and business between them concerning this Agreement and all notices required or permitted hereunder. These initially will be:

         For NSCO with respect to commercial matters ("Commercial Contact"):

         Commercial Contact: To be provided by NSCO

         Business Phone:

         Business Mailing Address:

         Fax:


         For MICROCELL with respect to commercial matters ("Commercial
         Contact"):

         Commercial Contact: Marc Ferland

         Business Phone: 514 937 2121

         Business Mailing Address: 1250, Rene-Levesque Blvd West, Suite 400, Montreal, Quebec, H3B 4W8 Canada.

         Fax: 514 937-2554


         For NSCO with respect to technical matters ("Technical Contact"):

         Technical Contact: To be provided by NSCO

         Business Phone:

         Business Mailing Address:


         For MICROCELL with respect to technical matters ("Technical Contact"):

         Technical Contact: Marc Ferland

         Business Phone: 514 937 2121

         Business Mailing Address: 1250, Rene-Levesque Blvd West, Suite 400, Montreal, Quebec, H3B 4W8 Canada.

         Fax: 514 937 2554

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5.2      AUTHORIZATIONS. The signature or initials of the commercial contacts on
         Specific Agreements or changes or amendments to Specific Agreements shall be deemed the authorized signature of the respective Party.

5.3 REPLACEMENT OF PRINCIPAL CONTACTS. If either Party decides at any time to replace the person serving as its Commercial Contact or its Technical Contact, it may do so by written notice to the other Party.

5.4 NOTIFICATION. Any notice under this Agreement shall be deemed given if sent by courier, facsimile or registered mail, directed to the commercial contact of the Party being notified. Any written notice sent by courier or registered mail shall be deemed validly given or received on the tenth (10th) day following the date of its transmission by courier or mail. Notices given by facsimile are deemed to have been received on the date of transmission.

6        COMMUNICATIONS; REPORTS; ACCESS

6.1 PROGRESS CONFERENCES. The Parties shall confer monthly, or at other times specified in the Specific Agreement, regarding the progress of the work required under each Specific Agreement, any anticipated problems (resolved or unresolved), and any indication of delay in fixed or tentative schedules.

6.2 ACCESS. Each Party shall, from time to time and upon reasonable notice, give the other Party access to its facilities for purposes of design reviews, "walk throughs," discussion concerning the status and conduct of work being performed under any Specific Agreements, and verification of compliance with the terms of this Agreement.

7        COMPENSATION AND PAYMENTS

7.1 METHOD OF COMPENSATION. Charges by NSCO for services rendered under any Specific Agreement shall be based on hourly and/or daily fees unless otherwise agreed by both Parties in each Specific Agreement. NSCO warrants to Microcell that the rates or charges shall not exceed those offered or imposed with respect to similar services provided to other non-affiliated customers of NSCO.

7.2      COMMITMENT AND QUARTERLY PAYMENT. In addition to payments based on
         Section 7.3, Microcell agrees to commit to purchase a total of $9,000,000 US in consulting services, software development services, maintenance services, technology license and other similar services during the term of this Agreement (the "Purchase Commitment"). Microcell agrees to pay NSCO, on the fifteenth day of every three month term for twelve (12) consecutive terms ("the Quarterly Term") commencing as of November 15, 2000, the sum of $750,000 US as installments or prepayments of the Purchase Commitment (the "Minimum Quarterly Charge"). The Minimum Quarterly Charges payable by Microcell are non-refundable, whether or not any services have been rendered by NSCO to Microcell during a Term. The Minimum Quarterly Charges are however cumulative during the term of this Agreement; therefore, Microcell shall not be required to pay NSCO, in a specific Term, any charge, fee or other compensation in excess of the Minimum Quarterly Charge until NSCO has rendered to Microcell services in an amount exceeding the total of the Minimum Quarterly Charges paid by Microcell up to that specific Quarterly Term. If, during a Quarterly Term, NSCO renders to Microcell services, the value of which is in excess

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         of the Minimum Quarterly Charge of such Quarterly Term (and there is no
         Minimum Quarterly Charge accrued) for services, NSCO will invoice Microcell for the amount of such fees in excess of the Minimum
         Quarterly Charge; any payment in excess of the Minimum Quarterly Charge during a specific Quarterly Term will reduce the Minimum Quarterly Charges of the following Terms. It is understood by the Parties that if, at any time during the term of this Agreement, Microcell has paid NSCO an amount equal to the Purchase Commitment, Microcell shall cease to pay any Minimum Quarterly Charge.

7.3 REVENUE SHARING. The Parties anticipate that various Work Products will be developed pursuant to Specific Agreements governed by the terms of this Agreement. Parties hereby agree to the following terms by which they will share in revenues resulting from Work Product sold or licensed by them directly or though an Affiliate. All obligations to share revenue pursuant to this Section 7.3 shall be determined on a product-by-product basis and shall run for three years commencing on the commercial launch of each item of Work Product (the "Revenue Sharing Term").

            o NSCO will pay MICROCELL 10% of its net revenues (i.e., net of VAT and other taxes), attributable to the sale or license of Work Product, excluding iPulse 1.5, during the Revenue Sharing Term of such Work Product. If the Work Product is integrated into NSCO's offering, then for the purpose of this Section 7.3, the value of the Work Product shall be negotiated as part of the Specific Agreement.

            o MICROCELL will pay NSCO 10% of its net revenues (i.e., net of VAT and other taxes), attributable to the sale or license of Work Product during the Revenue Sharing Term of such Work Product. The value attributable to the sale or license of the Work Product shall be the actual price charged to the customer for the particular product(s) or service(s) where such value is fixed. In the case Work Product utilized to provide services or products to FIDO subscribers, the revenue base shall be calculated as the value for the specific service(s) or product(s) identified on the customer's invoice, less sales taxes (GST and PST) attributable to the service(s) or product(s). For service providers other than Microcell Solutions Inc. and in the event that specific product(s) or service(s) are integrated into MICROCELL's base services and cannot be differentiated at the retail level, then the wholesale price (net of taxes) will be the value on which the revenue sharing percentage is calculated. In the event that a wholesale price has not been established, then MICROCELL's inter-company transfer price will be the value on which the revenue sharing percentage is calculated.

7.4 PAYMENT. Payments for services rendered and licensing fees pursuant to Specific Agreements shall be made in accordance with Section 7.2. Payments based on revenue sharing, as set forth in Section 7.3, shall become due thirty (30) days following the end of each quarter, at which each Party shall pay to the other and all such payments shall be accompanied by a statement of all revenues that are subject to sharing according to Section 7.3. Payments not made within thirty (30) days after receipt of the applicable invoice or the date upon which they are due (in the case of Minimum Quarterly Charges and payments based on revenue sharing) shall accrue interest at the rate of one percent (1%) per month (prorated for partial periods).

7.5 RESPONSIBILITY FOR EXPENSES. Except for the payments to which either Party may be entitled as stated in a Specific Agreement, each Party will be responsible for its own expenses incurred in rendering performance, including the cost of facilities, work space, computers and computer time, development tools and platforms, utilities management, personnel, supplies, travel, and the like.

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                                                                           9(17)


7.6 COMPENSATION UPON TERMINATION. Subject to the terms and conditions of each Specific Agreement, in the event of any termination of any Specific Agreement prior to completion, payment shall immediately be due for performance rendered pursuant to such Specific Agreement until the termination, including expenses incurred in connection with discontinuance of the work in a mutually agreed, orderly fashion.

7.7 SUPPORTING DOCUMENTATION; AUDIT. For the purpose of Section 7.3, reasonable books of account in support of charges shall be kept and maintained by both Parties. All such records shall be open for review or audit by the other Party at reasonable times and on reasonable notice to support charges based on expenses, for time or materials, or similar invoice items. An audit of such records may be made, no more than once each year, by an independent firm of accountants or by such other individuals as may be reasonably acceptable to the other Party. The auditors will not have the right to make copies of any documents of the audited Party and shall keep all information confidential. The cost of the audit shall be borne by the Party requesting the audit, unless the audit reveals that the payment made by the audited Party under
         Section 7.3 is more than 5% lower that what should have been paid to the other Party.

8        OWNERSHIP AND INTELLECTUAL PROPERTY

8.1 OWNERSHIP OF WORK PRODUCTS. Unless otherwise expressly agreed to under a Specific Agreement, NSCO shall be entitled to the full ownership of all rights, title and interest in Work Products and related Intellectual Property Rights made under this Agreement and/or any Specific Agreement. To the extent any portion of a Work Product is characterized by law as work for hire, MICROCELL hereby irrevocably assigns all right, title and interest it may have in the same to NSCO and agrees to execute and deliver any further documents necessary to effectuate said assignment. Notwithstanding the foregoing, if a particular Work Product is Software unrelated to NSCO's offering, or if the Work Product is Software completed by MICROCELL pursuant to Section 4.6, then MICROCELL shall be entitled to the full ownership of all rights, title and interest in such Software and related Intellectual Property Rights, but MICROCELL shall grant to NSCO a fully paid-up, unrestricted license to use, sell and distribute outside Canada the Software for three (3) years from the completion date of the Software.

8.2 LICENSE GRANT. Subject to the restrictions and other terms and conditions of this Agreement or any Specific Agreement, MICROCELL shall have the right to use, reproduce, copy, make, have made, sell, distribute, perform and display any Work Product for commercial use by MICROCELL and its Affiliates. Such use shall be royalty free, except as provided by Section 7.3. For such purpose "use" shall consist of some or all of the following:

            o Exclusive right in Canada to operate, solely or in conjunction with other software products for the purpose of providing its subscriber customers with services in exchange for service fees

            o   Test, integrate, perform and run within its local area network

            o Use, storage in memory or electronic form, physical transfer from machine to machine, and execution of the Work Product in object code in MICROCELL's or its Affiliates' own internal data processing operations.

8.3 RIGHT TO MAKE COPIES. MICROCELL shall have the right to make copies of the Work Product for archival, operational or backup purposes or for such other purposes as

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                                                                          10(17)


         NSCO may authorize. All titles, trademarks and copyright and restricted rights notices shall be reproduced in any copies so made and shall be subject to the terms of this Agreement.

8.4 OTHER NSCO SOFTWARE. To the extent any software, or derivative work thereof, is produced or acquired by NSCO independent of its obligations under a Specific Agreement but is nonetheless at the option of NSCO incorporated in Work Product provided thereunder, and to the extent NSCO has the right to do so without incurring liability of any kind to third parties, and subject to the commercial terms set forth under the relevant Specific Agreement, NSCO grants MICROCELL a non-transferable and non-exclusive right and license to copy, make, have made, use and sell, distribute, perform, and display such software in Canada for the license term of the underlying Work Product.

8.5 TERM OF LICENSE. Unless otherwise provided in a Specific Agreement and with limitations set forth in Section 8.4, license granted by this Agreement shall remain in affect for a period of three years (3) commencing on the date of acceptance of Work Product as set forth in
         Section 4.2. Such term shall apply to all license granted by this Agreement with the exception that the exclusivity of each Work Product granted herein shall remain in effect only for two (2) years from its date of acceptance.

8.6 MICROCELL'S RIGHTS CONTINGENT ON PAYMENT IN FULL. MICROCELL's rights under Sections 8.2 through 8.5 above, with respect to a Specific Agreement, are contingent upon its performance of its obligations under that same Specific Agreement, as well as payment of the Minimum Quarterly Charge, and no right or license is granted or conveyed by NSCO to MICROCELL except when and as such obligations are performed.

8.7 PUBLICITY. Nothing in this Agreement shall be deemed to give either Party any rights to use the other Party's trademarks or trade names without the other Party's specific, written consent. Each Party shall have the right to publicly refer to the other Party or the existence of this Agreement in promotional materials, business plans, investment memoranda, or announcements. Each party shall notify the other of such references in advance.

8.8 ESCROW. NSCO agrees to deliver, upon MICROCELL's request, a sealed package containing the relevant source code and related documentation for any Work Product utilized for commercial operations by MICROCELL for deposition with an agreed escrow agent in accordance with the terms and conditions of a separate escrow agreement. NSCO shall, from time to time, deposit with the escrow agent any and all updates and upgrades and related documentation of such Work Product in accordance with said agreement. MICROCELL will be entitled to request release and delivery of the deposited source code if MICROCELL is entitled to terminate this Agreement pursuant to Section 11.2. All costs of any such escrow agreement shall be borne by MICROCELL.

9        CONFIDENTIALITY

9.1 EXCHANGES OF CONFIDENTIAL INFORMATION. All exchanges of Confidential Information shall be made by or under the supervision of the Parties' principal contacts. Confidential Information may be disclosed orally or in writing. Written disclosures of Confidential Information shall be conspicuously legended "Confidential Information" (or terms of similar meaning) and shall provide reasonable identification of the information considered confidential.

                                                                          11(17)


9.2 CARE AND PROTECTION. Each Party shall protect the other Party's Confidential Information with reasonable effort using the same standard of care that applies to its own similar Confidential Information.

9.3 EXCEPTIONS. Either Party may use or disclose the other Party's Confidential Information if required by any request or order of any government authority, or otherwise as required by law, or as necessary to establish and enforce that Party's rights under this Agreement. Before disclosing the other Party's Confidential Information for such purpose, reasonable effort must be made to notify the other Party of the circumstances, and the Parties shall cooperate with each other to obtain protection for the confidentiality thereof to the extent available.

10       LIABILITY AND LIMITATIONS OF LIABILITY

10.1 LIABILITY. Each Party will be liable for any damage to person or property caused to the other by willfulness or gross negligence during the performance of any Work Product.

10.2 DISCLAIMER OF WARRANTIES. Except as expressly provided in this Agreement or any Specific Agreement, all service provided and deliveries made under each Specific Agreement are provided "AS IS," without warranty of any kind, including (without limitation) any warranty of title, merchantability or fitness for a particular purpose. Descriptions or specifications of deliverables shall constitute project objectives and not express warranties.

10.3 LIMITATION OF LIABILITY. Unless otherwise expressly stated in a Specific Agreement, the sole remedy for any delay or deficiency in performance of any service or delivery obligation shall be termination of the applicable Specific Agreement and equitable enforcement of any delivery obligation for Work Product already completed.

10.4 EXCLUSION OF CERTAIN DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, LOSS OF USE OF DATA OR INTERRUPTION OF BUSINESS, WHETHER SUCH ALLEGED DAMAGES ARE ALLEGED IN TORT, CONTRACT OR INDEMNITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.5 INTELLECTUAL PROPERTY INDEMNITY. Except as provided in Section 8.4, NSCO represents and warrants that it has all rights and licenses necessary to grant the rights and licenses set out herein and in any Specific Agreement and that to the best knowledge of NSCO the use of the Work Products shall not constitute an infringement of any patents or any other industrial and intellectual property rights belonging to NSCO or any third party. NSCO shall indemnify and hold MICROCELL harmless with respect to all liabilities or losses suffered by Microcell, including, without limitation, reasonable attorneys fees arising out of any claim, lawsuit or judgment from third parties in respect of infringement of the intellectual property rights of a Work Product. If any legal proceeding is instituted or any claim or demand is asserted by a third party against Microcell (each a "Third Party Claim"), the parties shall cooperate in good faith in order to solve the Third Party Claim. NSCO shall have the right to defend the Third Party Claim at its own cost and expense with counsel of its own selection. If NSCO fails to defend a Third Party Claim, Microcell shall have the right (but not the obligation) upon a fifteen (15) days prior written notice to undertake the defense of the Third Party Claim.

                                                                          12(17)


11       TERM OF AGREEMENT

11.1 TERM. This Agreement shall be effective upon the date specified at the beginning of this Agreement ("Effective Date"), and shall remain in force for a period of three (3) years, unless otherwise terminated as provided herein; provided, however, the general terms of this Agreement (excluding, for greater certainty, Section 7.3) shall continue to remain in effect with respect to any Specific Agreement entered into hereunder until such Specific Agreement is itself terminated or performance thereunder is completed.

11.2 TERMINATION OF THIS AGREEMENT. Either Party may terminate this Agreement immediately upon notice in writing to the other Party if such other Party becomes insolvent or a petition under any laws of or relating to bankruptcy, insolvency, reorganization or relief of debtors will be filed by that Party or if either Party executes an assignment for the benefit of creditors, or if a receiver, custodian, liquidator or trustee is appointed for that Party, or if either Party seeks or requests any such appointment, or if either Party takes any corporate action to authorize any of the foregoing actions, or if any case, proceeding or other action against either Party is commenced and not dismissed within ninety (90) days seeking to have an order entered against it as a debtor under any law of or relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or similar official for it or for any substantial part of its property.

11.3 TERM OF CONFIDENTIALITY. Each Party's obligation to protect the other Party's Confidential Information shall expire three (3) years after the date of first disclosure thereof.

11.4 SURVIVAL. Notwithstanding any termination of this Agreement or a Specific Agreement, the provisions of Sections 8.1, 9, 10, 11 and 12 shall remain in effect.

12       MISCELLANEOUS

12.1 NON-SOLICITATION. Both Parties agree not to, during the term of this agreement and for a period of one year succeeding the termination of this Agreement, hire or actively seek the employment of any employee of the other Party unless agreed to in writing by that Party.

12.2 FORCE MAJEURE. Either Party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such Party; provided that, in order to be excused from delay or failure to perform, such Party must act diligently to remedy the cause of such delay or failure.

12.3 NO AGENCY. NSCO, in rendering performance under Specific Agreements issued hereunder from time to time, is acting solely as an independent contractor. MICROCELL does not undertake by this Agreement or otherwise to perform any obligation of NSCO, whether by regulation or contract. In no way is NSCO to be construed as the agent or acting as the agent of MICROCELL in any respect, any other provisions of this Agreement or any Specific Agreements issued hereunder notwithstanding.

12.4 AFFILIATES. In undertaking and performing their respective obligations under this Agreement, each Party shall be entitled to act through or on behalf of its Affiliates, and shall be entitled to sublicense or assign its rights and obligations under this Agreement to its Affiliates, in whole or in part, provided that the Party so doing shall remain responsible to the other Party for the full performance of any such obligations as required by this Agreement.

                                                                          13(17)


12.5 SEVERABILITY. If any provision of this Agreement is held to be invalid, the other provisions will not be affected to the greatest extent possible consistent with the Parties' intent.

12.6 SECTION HEADINGS; EXHIBITS. The section and subsection headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. The exhibits referred to herein and attached hereto, or to be attached hereto, including all Specific Agreements issued hereunder from time to time, are incorporated herein to the same extent as if set forth in full herein.

12.7 REQUIRED APPROVALS. Where agreement, approval, acceptance, or consent by either Party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

12.8 COMPLIANCE WITH LAW. Each Party agrees to comply with all applicable laws, regulations, and ordinances relating to their performance hereunder.

12.9 PROTECTION OF INTELLECTUAL PROPERTY RIGHTS. The Parties agree to cooperate with each other in their efforts to obtain available protection for any Intellectual Property Rights under foreign laws and to secure such certifications, registrations or licenses as may be appropriate for the protection of the same in any country.

12.10 EXPORT RESTRICTIONS. Neither Party will knowingly export or re-export, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations) produced or provided under this Agreement, or export or re-export, directly or indirectly, any direct product of such technical data, including software, to a destination to which such export or re-export is restricted or prohibited by U.S. or non-U.S. law, without obtaining prior authorization from U.S. Department of Commerce and other competent government authorities to the extent required by those laws.

12.11 NO WAIVER. No delay or omission by either Party hereto to exercise any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

12.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, Canada.

12.13 DISPUTE RESOLUTION. Each Party agrees that, unless otherwise required in order to comply with deadlines under the law, it will not file action or institute legal proceedings with respect to any dispute, controversy, or claim arising out of, relating to, or in connection with, this Agreement, until:

            o   it has given the other Party written notice of its grievance;

            o the other Party has failed to provide a prompt and effective remedy;

            o it has requested that senior executives for both Parties meet and discuss the matter in order to consider informal and amicable means of resolution; and

                                                                          14(17)


            o either such meeting failed to occur within thirty (30) days after such request or the meeting did not produce a mutually satisfactory resolution of the matter.

12.14 ENTIRE AGREEMENT. This Agreement and the exhibits annexed hereto, together with the Specific Agreements issued from time to time hereunder, constitute the entire agreement between the Parties and supersedes all prior agreements. No change, waiver, or discharge hereof shall be valid unless it is in writing and is executed by the Party against whom such change, waiver, or discharge is sought to be enforced.

12.15 NO ASSIGNMENT. Except as provided by Section 12.4, neither Party may, without the prior written consent of the other Party, assign or transfer this Agreement or any obligation incurred hereunder, except by merger, reorganization, consolidation, or sale of all or substantially all of such Party's assets. Any attempt to do so in contravention of this Section shall be void and of no force and effect.


         IN WITNESS WHEREOF, MICROCELL and NSCO have caused this Agreement to be signed and delivered by their duly authorized officers, all as of the date first hereinabove written.


MICROCELL LABS INC.                         3044016 NOVA SCOTIA COMPANY


By: /s/ MARC FERLAND                        By: /s/ MARC FERLAND
    --------------------------------            --------------------------------


Title: Vice President                       Title: President
       -----------------------------               -----------------------------

                                                                          15(17)


                                   EXHIBIT (A)


                          OUTLINE OF SPECIFIC AGREEMENT


1.       GENERAL

         Identification of Parties & Date of Execution

         Reference to General Co-operation And Development Agreement by date and title

2.       NAMES OF TECHNICAL COORDINATORS

3.       SUMMARY OF PURPOSE FOR STATEMENT OF WORK

         General description of work or services

         General description of preexisting works, if any

4.       IDENTIFICATION OF PREEXISTING WORKS.  OWNERSHIP AND LICENSE.

5.       EQUIPMENT AND PROGRAMMING TO BE PROVIDED BY MICROCELL, IF ANY

6.       OTHER NSCO RESOURCES

         If desired, provide for the NSCO's commitment of its own staff, facilities and other resources by nature or item

7.       DESCRIPTION OF DELIVERABLES

         Include functional and technical Specifications of Code and Documentation, and refer to any specific Enhancements that may be sought.

         Describe prototype or components to be delivered.

         Include as Deliverables copies of the reports of all project reviews, inspections, and tests conducted during the course of performance.

         Provide for treatment of Source Code or Development Environment.

8.       SPECIAL TERMS (IF ANY)

9.       MODE OF PAYMENT

10.      PAYMENT SCHEDULE

         MICROCELL will pay NSCO for the work in accordance with the following payment schedule. All payments to NSCO are contingent on NSCO's satisfying the Deliverables/Milestones set forth in the Payment Schedule. Payments shall be made upon MICROCELL's written confirmation to __________________ that the Deliverables/Milestones have been satisfied.

                                                                          16(17)

         DATE               AMOUNT             DELIVERABLE/MILESTONES
         ----               ------             ----------------------


         (Current

         Schedule)

______   Statement of Work Executed

______   Project Management Plan Completed and Delivered

______   Specifications Accepted

______   Prototype Delivered

______   Testing and Debugging Completed

______   Code Delivered

______   Documentation Delivered

______   Acceptance


11.      SCHEDULE AND PERFORMANCE MILESTONES

         This Schedule sets forth the target dates and performance milestones for the preparation and delivery of the Deliverables by NSCO.

                                                    Responsible           Target
         Performance Milestone                        Party                Date
         ---------------------                      -----------           ------

         MICROCELL and NSCO meet to prepare       MICROCELL/NSCO       ________, 20__
         the Functional Specifications and
         test procedures

         Project Management Plan completed        NSCO                 ________, 20__

         Development work to begin                NSCO                 ________, 20__

         Prototype to MICROCELL                   NSCO                 ________, 20__

         Testing and Debugging                    NSCO                 ________, 20__

         Acceptance and Final Delivery            MICROCELL/NSCO       ________, 20__

                                                                          17(17)


12.      ACCEPTANCE AND TESTING PROCEDURES

         Component Tests

         System Tests

         Acceptance Tests

                  (in each case, involving both quality and function)

13.      LOCATION OF WORK FACILITIES

         Substantially all of the work will be conducted by NSCO at its regular office located in

         MICROCELL will provide the MICROCELL office space and support as it agrees may be appropriate, at its _____________ facility.

14.      IP INDEMNIFICATION